Exhibit 3.1

CERTIFICATE OF INCORPORATION

OF

DIAMOND-ORION HOLDCO, INC.

THE UNDERSIGNED, being a natural person for the purpose of organizing a corporation under the General Corporation Law of the State of Delaware (the “DGCL”), hereby certifies that:

FIRST: The name of the corporation is Diamond-Orion HoldCo, Inc. (the “Corporation”).

SECOND: The address of the registered office of the Corporation in the State of Delaware is: Corporation Trust Center, 1209 North Orange Street, Wilmington, DE 19801, County of New Castle. The name of its registered agent for service of process in the State of Delaware at such address is The Corporation Trust Company.

THIRD: The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the DGCL, as amended from time to time. The Corporation shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.

FOURTH: The total number of shares of capital stock which the Corporation shall have authority to issue is one hundred (100), all of which shares shall be Common Stock each having a par value of one cent ($0.01) per share.

FIFTH: In addition to the powers and authority herein before or by statute expressly conferred upon them, the Board of Directors of the Corporation is hereby empowered to exercise all such powers and do all such acts and things as may be exercised or done by the Corporation, subject to the provisions of the DGCL, this Certificate of Incorporation and the by-laws of the Corporation.

SIXTH: Election of directors need not be by written ballot unless the by-laws of the Corporation so provide.

SEVENTH: A director of the Corporation shall not be personally liable either to the Corporation or to any stockholder for monetary damages for breach of fiduciary duty as a director, except (i) for any breach of the director’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions which are not in good faith or which involve intentional misconduct or knowing violation of the law, (iii) for any matter in respect of which such director shall be liable under Section 174 of Title 8 of the DGCL or any amendment thereto or successor provision thereto or (iv) for any transaction from which the director shall have derived an improper personal benefit. Neither amendment nor repeal of this Article Seventh nor the adoption of any provision of the Certificate of Incorporation inconsistent with this Article Seventh shall eliminate or reduce the effect of this Article Seventh in respect of any matter occurring, or any cause of action, suit or claim that, but for this Article Seventh, would accrue or arise, prior to such amendment, repeal or adoption of an inconsistent provision.

EIGHTH: The name and mailing address of the incorporator of the Corporation are Michelle Sargent, Weil, Gotshal & Manges LLP, 767 Fifth Avenue, New York, New York 10153.

NINTH: Meetings of stockholders may be held within or without the State of Delaware, as the by-laws may provide. The books of the Corporation may be kept (subject to any provision contained in the DGCL) outside the State of Delaware at such place or places as may be designated from time to time by the Board of Directors or in the by-laws of the Corporation.

TENTH: The Board of Directors reserves the right to amend, alter, change or repeal any provision contained in this Certificate of Incorporation, in the manner now or hereafter prescribed by statute, and all rights conferred upon stockholders herein are granted subject to this reservation.

[The remainder of this page is intentionally left blank]

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate of Incorporation on this 9th day of December, 2015.

/s/ Michelle Sargent
Name: Michelle Sargent
Sole Incorporator

[Signature Page to Certificate of Incorporation of Diamond-Orion HoldCo, Inc.]